EXHIBIT 21.1
SUBSIDIARIES OF BLACKSTONE / GSO SECURED LENDING FUND

Name           Jurisdiction
BGSL JACKSON HOLE FUNDING LLC      DELAWARE
BGSL BRECKENRIDGE FUNDING LLC      DELAWARE
BGSL BIG SKY FUNDING LLC       DELAWARE
BGSL INVESTMENTS LLC        DELAWARE